Cooper Standard Reports Improved Third Quarter Results as
ROIC Expansion Initiative Gains Traction

NORTHVILLE, Mich., November 5, 2020 -- Cooper-Standard Holdings Inc. (NYSE: CPS) today reported results for the third quarter 2020.

Third Quarter 2020 Summary

•Sales totaled $683.2 million
•Net income of $4.4 million or $0.26 per diluted share vs. net loss of $4.9 million in prior year period
•Adjusted EBITDA increased by 19 percent year-over-year to $64.1 million or 9.4 percent of sales
•Net cash provided by operating activities totaled $99.7 million
•Strong free cash flow of $89.2 million; cash balance of $462.7 million at quarter end

“We are beginning to see the positive impact of our ROIC improvement initiative,” said Jeffrey Edwards, chairman and CEO, Cooper Standard. “We have taken significant steps to optimize our cost structure and operating footprint, leading to improved margins in the third quarter. Additional commercial and operational actions are planned over the next two years with the goal of achieving and sustaining double-digit returns on invested capital.”

Consolidated Results

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(dollar amounts in millions except per share amounts)
Sales	$683.2	$739.5	$1,678.6	$2,382.2
Net income (loss)	$4.4	$(4.9)	$(240.4)	$134.9
Adjusted net income (loss)	$3.6	$3.8	$(144.7)	$19.0
Earnings (loss) per diluted share	$0.26	$(0.29)	$(14.22)	$7.80
Adjusted earnings (loss) per diluted share	$0.21	$0.22	$(8.56)	$1.10
Adjusted EBITDA	$64.1	$53.8	$(21.3)	$175.9
The year-over-year change in third quarter sales was primarily attributable to the divestiture of certain businesses in India and Europe at the beginning of the quarter as well as other unfavorable volume and mix, primarily in North America and Europe. These impacts were partially offset by favorable volume and mix in Asia.

Net income for the third quarter 2020 included restructuring charges of $6.2 million and other special items. Net loss for the third quarter 2019 included restructuring charges of $5.6 million, impairment charges of $2.0 million and other special items. Adjusted net income, which excludes these items and their related tax impact, was $3.6 million in the third quarter 2020 compared to $3.8 million in the third quarter of 2019. The year-over-year change was due to higher accrued incentive compensation expense, unfavorable volume and mix, higher interest expense and general inflation, largely offset by operating efficiencies, lower SGA&E expense and the positive impacts of ongoing cost saving initiatives.

Adjusted net income (loss), adjusted EBITDA, adjusted earnings (loss) per diluted share and free cash flow are non-GAAP measures. Reconciliations to the most directly comparable financial measures, calculated and presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), are provided in the attached supplemental schedules.

New Business Awards

During the third quarter of 2020, the Company received net new business awards representing an incremental $70 million in anticipated future annualized sales.

Further, positive momentum for the Company's innovation products continues. Third quarter new contract awards related to innovation products, including both new and converted replacement business, totaled approximately $69 million in anticipated future annualized sales. These awards are related to the Company’s commercialized innovation products such as MagAlloy™, Gen III Posi-Lock™, Easy-Lock™, EPDM Microdense and TP Microdense and are based on customer forecast volumes. Additionally, the Company has introduced new technologies through our i3 innovation process that are supporting future pursuits with Fortrex™, FlushSeal, TUROS™, PC2000™ and next generation connection technologies.

The calculation of "net new business" and "new contract awards related to innovation products" does not reflect customer price reductions on existing programs and may be impacted by various assumptions embedded in the respective calculation, including actual vehicle production levels on new programs, foreign exchange rates and the timing of major program launches.

Continuing Execution of Cost Reduction and Strategic Initiatives

The Company remains focused on reducing ongoing costs through improved operating efficiency and the further rightsizing of its operating footprint and overhead expenses. As previously announced, two manufacturing facilities and one technical facility were scheduled to be closed in 2020. During the third quarter, an additional technical facility was added to the list of planned closures in 2020. One of the manufacturing plant closures has been completed. The closure of the second manufacturing facility and the two technical facilities are on track to be completed later this year.

Also as previously announced, the Company finalized the divestiture of certain non-strategic assets and operations in Europe and India during the third quarter. In 2019, these operations had combined revenue of approximately $200 million, adjusted EBITDA loss of approximately $14 million and negative cash flow of approximately $20 million. As a result, the transaction has already had a positive impact on Company earnings and is expected to be positive for future earnings and cash flow. This transaction was consistent with the Company's stated strategic guideline to fix or exit unprofitable businesses.

Segment Results of Operations

Sales

	Three Months Ended September 30,			Variance Due To:
	2020	2019	Change	Volume / Mix*	Foreign Exchange	Divestitures
	(dollar amounts in thousands)
Sales to external customers
North America	$359,007	$372,104	$(13,097)	$(11,812)	$(1,285)	$—
Europe	146,029	187,438	(41,409)	(13,526)	7,448	(35,331)
Asia Pacific	131,063	123,139	7,924	20,377	1,810	(14,263)
South America	17,580	25,220	(7,640)	(1,448)	(6,192)	—
Total Automotive	653,679	707,901	(54,222)	(6,409)	1,781	(49,594)
Corporate, eliminations and other	29,521	31,617	(2,096)	(2,549)	453	—
Consolidated sales	$683,200	$739,518	$(56,318)	$(8,958)	$2,234	$(49,594)
* Net of customer price reductions
•Volume and mix, net of customer price reductions, is driven by the regional mix of vehicles in Europe, North America and China.
•The impact of foreign currency exchange primarily relates to the Euro and Brazilian Real.

Adjusted EBITDA

	Three Months Ended September 30,			Variance Due To:
	2020	2019	Change	Volume/ Mix*	Foreign Exchange	Cost (Increases)/ Decreases	Divestitures
	(dollar amounts in thousands)
Segment adjusted EBITDA
North America	$58,115	$59,819	$(1,704)	$(7,544)	$562	$6,062	$(784)
Europe	(1,466)	6,269	(7,735)	(5,960)	(375)	(1,488)	88
Asia Pacific	12,246	(12,080)	24,326	6,321	1,726	14,480	1,799
South America	(2,680)	(2,678)	(2)	1,863	(1,781)	(84)	—
Total Automotive	66,215	51,330	14,885	(5,320)	132	18,970	1,103
Corporate, eliminations and other	(2,081)	2,491	(4,572)	(2,832)	205	(3,775)	1,830
Consolidated adjusted EBITDA	$64,134	$53,821	$10,313	$(8,152)	$337	$15,195	$2,933
* Net of customer price reductions

•Volume and mix, net of customer price reductions, is driven by the regional mix of vehicles in Europe, North America and China.
•The impact of foreign currency exchange is driven by the Chinese Renminbi, Brazilian Real, Euro, Polish Zloty, and Czech Koruna.
•The Cost (Increases) / Decreases category above includes:
◦Reduction in compensation-related expenses due to salaried headcount initiatives, purchasing savings through lean initiatives, and restructuring savings;
◦Wage and variable employee compensation increases;
◦The non-recurrence of prior year one-time impact of commercial settlements in Asia Pacific; and
◦Net manufacturing efficiencies of $10 million, primarily driven by our North America and Asia Pacific segments.

A reconciliation of net income (loss) to adjusted EBITDA is included in the "Reconciliations of Non-GAAP Measures" section of this release.

Cash and Liquidity

At September 30, 2020, Cooper Standard had cash and cash equivalents totaling $462.7 million. In addition to cash and cash equivalents, the Company had $150.2 million available under its amended senior asset-based revolving credit facility (“ABL”), inclusive of outstanding letters of credit, for total liquidity of $612.9 million at September 30, 2020. Based on our current expectations for light vehicle production and customer demand for our products, we expect our current strong cash balance and access to flexible credit facilities will provide sufficient resources to support ongoing operations and the execution of planned strategic initiatives for the next 12 months.

Outlook

Following unprecedented disruption in early 2020, the automotive industry experienced a strong rebound in sales and production in the third quarter. Current expectations for light vehicle production in the fourth quarter is positive in Asia and Europe, but sequentially softer in North America, in line with typical seasonal patterns. A high degree of uncertainty remains in the global economy generally and the automotive industry specifically as COVID-19 cases are once again increasing in various regions around the world. In this unusually dynamic environment, the Company is not issuing formal financial guidance. Cooper Standard's leadership team remains positive, however, regarding the progress the Company is making in its stated objective to improve returns on invested capital over the next two years.

Conference Call Details

Cooper Standard management will host a conference call and webcast on November 6, 2020 at 9 a.m. ET to discuss its third quarter 2020 results, provide a general business update and respond to investor questions. A link to the live webcast of the call (listen only) and presentation materials will be available on Cooper Standard’s Investor Relations website at www.ir.cooperstandard.com/events.cfm.

To participate by phone, callers in the United States and Canada should dial toll-free (877) 374-4041. International callers should dial (253) 237-1156. Provide the conference ID 1665516 or ask to be connected to the Cooper Standard conference call. Representatives of the investment community will have the opportunity to ask questions after the presentation. Callers should dial in at least five minutes prior to the start of the call.

Individuals unable to participate during the live call may visit the investors’ portion of the Cooper Standard website (www.ir.cooperstandard.com) for a replay of the webcast.

About Cooper Standard

Cooper Standard, headquartered in Northville, Mich., is a leading global supplier of systems and components for the automotive industry. Products include sealing, fuel and brake delivery, and fluid transfer systems. Cooper Standard employs approximately 24,000 people globally and operates in 21 countries around the world. For more information, please visit www.cooperstandard.com.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Our use of words “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “outlook,” “guidance,” “forecast,” or future or conditional verbs, such as “will,” “should,” “could,” “would,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that these expectations, beliefs and projections will be achieved. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. Among other items, such factors may include: the impact, and expected continued impact, of the recent COVID-19 outbreak on our financial condition and results of operations; significant risks to our liquidity presented by the COVID-19 pandemic; prolonged or material contractions in automotive sales and production volumes; our inability to realize sales represented by awarded business; escalating pricing pressures; loss of large customers or significant platforms; our ability to successfully compete in the automotive parts industry; availability and increasing volatility in costs of manufactured components and raw materials; disruption in our supply base; competitive threats and commercial risks associated with our diversification strategy through Advanced Technology Group; possible variability of our working capital requirements; risks associated with our international operations, including changes in laws, regulations and policies governing the terms of foreign trade, such as increased trade restrictions and tariffs; foreign currency exchange rate fluctuations; our ability to control the operations of our joint ventures for our sole benefit; our substantial amount of indebtedness; our ability to obtain adequate financing sources in the future; operating and financial restrictions imposed on us under our debt instruments; our ability to generate sufficient cash to service all of our indebtedness; our exposure to interest rate risk due to our variable rate indebtedness; the underfunding of our pension plans; significant changes in discount rates and the actual return on pension assets; effectiveness of continuous improvement programs and other cost savings plans; manufacturing facility closings or consolidation; our ability to execute new program launches; our ability to meet customers’ needs for new and improved products; the possibility that our acquisitions and divestitures may not be successful; product liability, warranty and recall claims brought against us; laws and regulations, including environmental, health and safety laws and regulations; legal proceedings, claims or investigations against us; work stoppages or other labor disruptions; the ability of our intellectual property to withstand legal challenges; cyber-attacks, data privacy concerns, other disruptions in or the inability to implement upgrades to, our information technology systems; the possible volatility of our annual effective tax rate; changes in our assumptions as a result of IRS issuing guidance on the Tax Cuts and Jobs Act; the possibility of a failure to maintain effective controls and procedures; the possibility of future impairment charges to our goodwill and long-lived assets; our dependence on our subsidiaries for cash to satisfy our obligations; and other risks and uncertainties, including those detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

You should not place undue reliance on these forward-looking statements. Our forward-looking statements speak only as of the date of this press release and we undertake no obligation to publicly update or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except where we are expressly required to do so by law.

This press release also contains estimates and other information that is based on industry publications, surveys and forecasts. This information involves a number of assumptions and limitations, and we have not independently verified the accuracy or completeness of the information.

CPS_F

Contact for Analysts:	Contact for Media:
Roger Hendriksen	Chris Andrews
Cooper Standard	Cooper Standard
(248) 596-6465	(248) 596-6217
roger.hendriksen@cooperstandard.com	candrews@cooperstandard.com
Financial statements and related notes follow:

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollar amounts in thousands except per share and share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Sales	$683,200	$739,518	$1,678,557	$2,382,211
Cost of products sold	598,714	659,313	1,611,299	2,088,631
Gross profit	84,486	80,205	67,258	293,580
Selling, administration & engineering expenses	60,059	63,020	199,001	224,164
Gain on sale of business, net	(2,314)	1,730	(2,314)	(188,180)
Amortization of intangibles	1,669	4,250	9,632	13,173
Restructuring charges	6,186	5,572	23,236	29,214
Impairment of assets held for sale	—	—	86,470	—
Other impairment charges	100	1,958	1,240	4,146
Operating profit (loss)	18,786	3,675	(250,007)	211,063
Interest expense, net of interest income	(17,985)	(10,351)	(40,993)	(33,858)
Equity in earnings (losses) of affiliates	738	1,515	(842)	5,764
Other income (expense), net	2,784	(514)	(5,357)	(3,091)
Income (loss) before income taxes	4,323	(5,675)	(297,199)	179,878
Income tax (benefit) expense	(2,386)	745	(55,485)	47,001
Net income (loss)	6,709	(6,420)	(241,714)	132,877
Net (income) loss attributable to noncontrolling interests	(2,328)	1,543	1,288	2,036
Net income (loss) attributable to Cooper-Standard Holdings Inc.	$4,381	$(4,877)	$(240,426)	$134,913

Weighted average shares outstanding
Basic	16,927,924	16,880,736	16,908,940	17,240,366
Diluted	17,014,955	16,880,736	16,908,940	17,304,794

Earnings (loss) per share:
Basic	$0.26	$(0.29)	$(14.22)	$7.83
Diluted	$0.26	$(0.29)	$(14.22)	$7.80

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands)
	September 30, 2020	December 31, 2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$462,666	$359,536
Accounts receivable, net	389,044	423,155
Tooling receivable, net	88,364	148,175
Inventories	148,800	143,439
Prepaid expenses	31,873	34,452
Other current assets	134,212	93,513
Total current assets	1,254,959	1,202,270
Property, plant and equipment, net	882,476	988,277
Operating lease right-of-use assets, net	111,831	83,376
Goodwill	142,079	142,187
Intangible assets, net	69,690	84,369
Other assets	176,956	135,103
Total assets	$2,637,991	$2,635,582

Liabilities and Equity
Current liabilities:
Debt payable within one year	$54,294	$61,449
Accounts payable	372,845	426,055
Payroll liabilities	124,558	88,486
Accrued liabilities	106,847	119,841
Current operating lease liabilities	21,492	24,094
Total current liabilities	680,036	719,925
Long-term debt	982,659	746,179
Pension benefits	140,573	140,010
Postretirement benefits other than pensions	44,690	48,313
Long-term operating lease liabilities	91,782	60,234
Other liabilities	66,916	44,939
Total liabilities	2,006,656	1,759,600
7% Cumulative participating convertible preferred stock	—	—
Equity:
Common stock	17	17
Additional paid-in capital	496,468	490,451
Retained earnings	377,449	619,448
Accumulated other comprehensive loss	(259,231)	(253,741)
Total Cooper-Standard Holdings Inc. equity	614,703	856,175
Noncontrolling interests	16,632	19,807
Total equity	631,335	875,982
Total liabilities and equity	$2,637,991	$2,635,582

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollar amounts in thousands)

	Nine Months Ended September 30,
	2020	2019
Operating Activities:
Net (loss) income	$(241,714)	$132,877
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation	107,095	98,795
Amortization of intangibles	9,632	13,173
Gain on sale of business, net	(2,314)	(188,180)
Impairment of assets held for sale	86,470	—
Other impairment charges	1,240	4,146
Share-based compensation expense	6,977	10,293
Equity in earnings of affiliates, net of dividends related to earnings	6,087	(847)
Deferred income taxes	(32,308)	20,581
Other	4,354	2,628
Changes in operating assets and liabilities	27,949	(63,559)
Net cash (used in) provided by operating activities	(26,532)	29,907
Investing activities:
Capital expenditures	(73,407)	(131,085)
Acquisition of businesses, net of cash acquired	—	(452)
Proceeds from sale of business, net of cash divested	(17,006)	243,362
Proceeds from sale of fixed assets and other	963	2,084
Net cash (used in) provided by investing activities	(89,450)	113,909
Financing activities:
Proceeds from issuance of long-term debt, net of discount	245,000	—
Principal payments on long-term debt	(4,792)	(3,556)
Decrease in short-term debt, net	(6,897)	(32,737)
Debt issuance costs	(6,722)	—
Purchase of noncontrolling interests	—	(4,797)
Repurchase of common stock	—	(36,550)
Taxes withheld and paid on employees' share-based payment awards	(533)	(2,757)
Other	(925)	2,132
Net cash provided by (used in) financing activities	225,131	(78,265)
Effects of exchange rate changes on cash, cash equivalents and restricted cash	(5,718)	(6,997)
Changes in cash, cash equivalents and restricted cash	103,431	58,554
Cash, cash equivalents and restricted cash at beginning of period	361,742	267,399
Cash, cash equivalents and restricted cash at end of period	$465,173	$325,953

Reconciliation of cash, cash equivalents and restricted cash to the condensed consolidated balance sheet:
	Balance as of
	September 30, 2020	December 31, 2019
Cash and cash equivalents	$462,666	$359,536
Restricted cash included in other current assets	11	12
Restricted cash included in other assets	2,496	2,194
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	$465,173	$361,742

Non-GAAP Measures

EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, net debt and free cash flow are measures not recognized under U.S. GAAP and which exclude certain non-cash and special items that may obscure trends and operating performance not indicative of the Company’s core financial activities. Management considers EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, net debt and free cash flow to be key indicators of the Company’s operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the Company’s performance. In addition, similar measures are utilized in the calculation of the financial covenants and ratios contained in the Company’s financing arrangements and management uses these measures for developing internal budgets and forecasting purposes. EBITDA is defined as net income (loss) adjusted to reflect income tax expense (benefit), interest expense net of interest income, depreciation and amortization, and adjusted EBITDA is defined as EBITDA further adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted net income (loss) is defined as net income (loss) adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted basic and diluted earnings (loss) per share is defined as adjusted net income (loss) divided by the weighted average number of basic and diluted shares, respectively, outstanding during the period. Net debt is defined as total debt minus cash and cash equivalents. Free cash flow is defined as net cash provided by operating activities minus capital expenditures and is useful to both management and investors in evaluating the Company’s ability to service and repay its debt.
When analyzing the Company’s operating performance, investors should use EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, net debt and free cash flow as supplements to, and not as alternatives for, net income (loss), operating income, or any other performance measure derived in accordance with U.S. GAAP, and not as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, net debt and free cash flow have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results of operations as reported under U.S. GAAP. Other companies may report EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, net debt and free cash flow differently and therefore the Company’s results may not be comparable to other similarly titled measures of other companies. In addition, in evaluating adjusted EBITDA and adjusted net income (loss), it should be noted that in the future the Company may incur expenses similar to or in excess of the adjustments in the below presentation. This presentation of adjusted EBITDA and adjusted net income (loss) should not be construed as an inference that the Company’s future results will be unaffected by special items. Reconciliations of EBITDA, adjusted EBITDA, adjusted net income (loss) and free cash flow follow.

Reconciliation of Non-GAAP Measures

EBITDA and Adjusted EBITDA
(Unaudited)
(Dollar amounts in thousands)

The following table provides a reconciliation of EBITDA and adjusted EBITDA from net income (loss):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net income (loss) attributable to Cooper-Standard Holdings Inc.	$4,381	$(4,877)	$(240,426)	$134,913
Income tax (benefit) expense	(2,386)	745	(55,485)	47,001
Interest expense, net of interest income	17,985	10,351	40,993	33,858
Depreciation and amortization	36,504	37,495	116,727	111,968
EBITDA	$56,484	$43,714	$(138,191)	$327,740
Impairment of assets held for sale	—	—	86,470	—
Restructuring charges	6,186	5,572	23,236	29,214
Project costs (1)	—	335	4,234	2,003
Other impairment charges (2)	100	1,958	947	4,146
Lease termination costs (3)	83	512	684	1,003
Gain on sale of business, net (4)	(2,314)	1,730	(2,314)	(188,180)
Divested noncontrolling interest debt extinguishment	3,595	—	3,595	—
Adjusted EBITDA	$64,134	$53,821	$(21,339)	$175,926

Sales	$683,200	$739,518	$1,678,557	$2,382,211
Net income (loss) margin	0.6%	(0.7)%	(14.3)%	5.7%
Adjusted EBITDA margin	9.4%	7.3%	(1.3)%	7.4%

(1)Project costs recorded in selling, administration and engineering expense related to divestitures in 2020 and acquisitions and divestiture costs in 2019.
(2)Non-cash impairment charges of $947 related to fixed assets, net of approximately $293 attributable to our noncontrolling interests for the nine months ended September 30, 2020.
(3)Lease termination costs no longer recorded as restructuring charges in accordance with ASC 842.
(4)Gain on sale of business primarily related to divestitures in 2020. In the third quarter of 2019, there were working capital adjustments to the net gain on sale of business, which related to the divestiture of the AVS product line in 2019.

Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share
(Unaudited)
(Dollar amounts in thousands except per share and share amounts)
The following table provides a reconciliation of net income (loss) to adjusted net income (loss) and the respective earnings (loss) per share amounts:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net income (loss) attributable to Cooper-Standard Holdings Inc.	$4,381	$(4,877)	$(240,426)	$134,913
Impairment of assets held for sale	—	—	86,470	—
Restructuring charges	6,186	5,572	23,236	29,214
Project costs (1)	—	335	4,234	2,003
Other impairment charges (2)	100	1,958	947	4,146
Lease termination costs (3)	83	512	684	1,003
Gain on sale of business, net (4)	(2,314)	1,730	(2,314)	(188,180)
Divested noncontrolling interest debt extinguishment	3,595	—	3,595	—
Tax impact of adjusting items (5)	(8,433)	(1,435)	(21,102)	35,890
Adjusted net income (loss)	$3,598	$3,795	$(144,676)	$18,989

Weighted average shares outstanding:
Basic	16,927,924	16,880,736	16,908,940	17,240,366
Diluted (6)	17,014,955	16,880,736	16,908,940	17,304,794

Earnings (loss) per share:
Basic	$0.26	$(0.29)	$(14.22)	$7.83
Diluted	$0.26	$(0.29)	$(14.22)	$7.80

Adjusted (loss) earnings per share:
Basic	$0.21	$0.22	$(8.56)	$1.10
Diluted (6)	$0.21	$0.22	$(8.56)	$1.10

(1)Project costs recorded in selling, administration and engineering expense related to divestitures in 2020 and acquisitions and divestiture costs in 2019.
(2)Non-cash impairment charges of $947 related to fixed assets, net of approximately $293 attributable to our noncontrolling interests for the nine months ended September 30, 2020.
(3)Lease termination costs no longer recorded as restructuring charges in accordance with ASC 842.
(4)Gain on sale of business primarily related to divestitures in 2020. In the third quarter of 2019, there were working capital adjustments to the net gain on sale of business, which related to the divestiture of the AVS product line in 2019.
(5)Represents the elimination of the income tax impact of the above adjustments by calculating the income tax impact of these adjusting items using the appropriate tax rate for the jurisdiction where the charges were incurred. This includes an incremental income tax benefit adjustment, recorded in the three months ended September 30, 2020 related to the divestiture of certain European businesses and the Company's Indian operations.
(6)For the purpose of calculating Q3 QTD 2019 adjusted diluted earnings per share, the weighted average shares outstanding were 16,949,792.

Free Cash Flow
(Unaudited)
(Dollar amounts in thousands)
The following table defines free cash flow:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net cash provided by (used in) operating activities	$99,702	$38,873	$(26,532)	$29,907
Capital expenditures	(10,533)	(35,589)	(73,407)	(131,085)
Free cash flow	$89,169	$3,284	$(99,939)	$(101,178)